Exhibit 10.11

November 29, 2012

Dennis C. Wolfe

Pricewaterhouse Coopers

One North Wacker Drive

Chicago, Illinois 60606

Dear Sir:

First Midwest Bank (“the Bank”) entered into the second modification of loan documents with Textura, LLC on August 14, 2011. This letter serves as a waiver on the following paragraphs;

Paragraph 29(e) makes reference to Debt Service Coverage,  it is the Banks intention to measure the debt service coverage on an annual basis, commencing in December 2012. The Bank is waiving compliance with this covenant until December 31, 2013. The debt service will be measured in such a way as to not take in the effects of the accrual of bonus money that is discretionary based upon positive cash flow.

With regard to Paragraph 29(e) (v), the Bank waives the provision permitting anticipation of default to be treated as a default. Given the company’s current cash position there is sufficient cash to make all required payments under the loan. If at any time there is not sufficient cash to make the payment, the default would be a payment default.

Please let me know if I can be of any further assistance.

Sincerely,

/s/ David Clark

David Clark
Vice President